Advanced Series Trust
For the semi-annual period ended 6/30/08
File number 811-5186


					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  Advanced Series Trust - Small Cap Growth
Portfolio

1.   Name of Issuer:  Neutral Tandem

2.   Date of Purchase:  November 1, 2007

3.   Number of Securities Purchased:  6,649,923

4.   Dollar Amount of Purchase:  $93,098,992

5.   Price Per Unit:  $14

6.   Name(s) of Underwriter(s) or Dealer(s)
      from whom purchased: Morgan Stanley

7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER
Morgan Stanley & Co. Incorporated
CIBC World Markets Corp.
Raymond James & Associated, Inc.
Thomas Weisel Partners LLC
William Blair & Company, LLC